UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 21, 2015
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document, including the answers to questions 1, 2, 4, 5, 6, 7 and 9 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, changes in energy prices, liquidity constraints, political changes, changes in foreign currency rates, or the creditworthiness of our customers.

SELECTED INQUIRIES RECEIVED THROUGH AUGUST 13, 2015

1.    The industry has experienced consolidation in recent years, with domestic US truck brokers of scale merging with or buying international freight forwarding capabilities.  What is your view of the importance of offering domestic US truck brokerage capabilities within your product portfolio, in light of these industry developments?  Do you see increased demand from your customers for you to offer domestic US truck brokerage capabilities?

These industry developments have not at all changed our views. We will continue to invest in our ability to offer time-definite domestic services and we are fully capable of offering these services through our Transcon service. We have not seen an increased demand from our customers with regards to offering truck brokerage capabilities.

It is interesting to note that while many customers speak to the importance of offering full service door to door logistics solutions, a vast majority of these same customers regularly put their business out to bid and often go through a procurement process where the supply chain is split and the lowest priced provider wins individual components of the supply chain. Our model is a model where we can offer full service door to door, however we are equally adept at breaking apart those services where necessary to meet the needs of our customers.

We do not believe that we are in anyway disadvantaged due to the fact that we have not chosen to fully adopt a model where we acquire and sell truck brokerage.

2.    Airfreight net revenue margin during 1H15 (~27%) is near the upper-end of 10-year historical ranges for EXPD.  Yields (on a percentage basis) have understandably been helped by 1) falling underlying AF rates and 2) lower fuel prices.  At current jet fuel prices, do you view the current yield (percentage) to be sustainable?  Or are you planning for yields to revert back to more historical norms (EXPD’s 10-year average AF yield is ~23.5%) in upcoming quarters?  In other words, is there something different about today’s AF segment (mix, greater density) that would allow yields to remain above these historic average levels in upcoming quarters?

Airfreight yields over the last quarter were largely driven by opportunities to obtain spot market pricing without having to decrease pricing sold to customers at the same pace. Historically, our purchase and sell prices tend to track each other over time and we expect customers and carriers to adjust to current market conditions.

The gross cost component (the price we pay to the carriers) will be largely driven by supply and demand and impacts that might occur due to a possible peak season. As we have stated in question number five below, we will not make any predictions as to how a peak season might play out over the next few months.

3.    I realize it would be difficult to measure, but is there any way to gauge the temporary upside from the port disruption?

We do not have the ability to gauge the upside potential created from the west coast port disruptions. We did mention in our Q1 results and also mentioned in our Q2 results that both quarters included some impact from these disruptions; the amount however was and is unknown. In Q1, we saw volume increases in all three months, a portion of which we believe was somewhat related to the port issues and in Q2 we felt most of the impact from the port disruptions occurred early in the quarter and generally in the month of April.

4.    Clearly you have done a solid job gaining market share, is there any way to judge how much is from normal Expeditors’ strong service levels and blocking and tackling versus greater import activity to Europe and U.S. as well as internal initiatives?

We believe that the majority of our market share growth is occurring for the many of the reasons cited above but again do not have the ability to specifically break this out. Our teams do a fantastic job executing (“blocking and tackling”) and providing an extremely high level of service to our customers. We believe that our customers do focus on price but are also focused on service and, when customers focus on service, we tend to do very well.

We have spent the better part of the last 12 months developing and implementing our strategy, a portion of which is focused on market share growth. We have never focused on market share growth simply to get larger and instead have always focused on the right markets and customers that lead to profitable business growth. Our teams are aligned on the specific markets we are focused on, the accounts we are targeting, and how we will continue to differentiate ourselves from our competition.

All of our metrics indicate that we are growing faster than the general market and doing so in a responsible and profitable manner.

5.    We appreciate that Expeditors does not make predictions, but is there any early indication as to how peak season is shaping up and what your customers are telling you?  We assume there will be some shift back from air to ocean, so essentially referring to overall demand?

Expeditors has never made predictions and we think it would be a bad time to do so now. We appreciate that you appreciate this prediction. Peak season is generally caused by a situation where more demand exists than capacity is available. Economics 101. In the past, demand during this period has been driven by back to school, new product launches, holiday shopping, and a host of other items.

We know that many airlines continue to invest in wide-body passenger aircraft (including B777 and A350) that can also move cargo and we do not see this slowing anytime soon. We also know that some carriers have returned their 747F aircraft back into operation due to the lower cost of fuel.

While we have a fairly good understanding of capacity, we would need a much better understanding of demand to determine what peak might look like this year. Regardless of peak, we do expect some customers to continue to lower their freight costs by utilizing ocean services whenever possible, while others will shift ocean cargo to air when they have products that are selling faster than expected or are behind on production.

6.    With the recent softness in China and the country’s decision to devalue its currency, how does that impact your company?  I would assume more export out of China is a net positive.

Theoretically the devaluation of the Chinese Yuan would lead to more buying power for countries that are importing goods from China. Expeditors happens to be one of the larger companies that moves goods from China and we therefor believe that our exports out of China could grow. “Could grow” is an important part of this statement as this concept only works if importers believe that they can sell more of these “lower cost” products to end consumers and therefore decide to purchase more.

We suspect there are people that are lot more qualified than us to explain how end consumers make decisions around purchasing products. Certainly price would be a portion of that decision but desire, need, and financial ability to make the purchase would also play a large role.

We do believe that a devalued currency has the ability to stimulate Chinese exports but don’t know enough about consumer purchase models to predict the end result.

7.    With a lot of M&A occurring in the industry in order for logistic providers to add new/additional services, would there be any areas that Expeditors’ would be interested in exploring, either via internal development or M&A?

Expeditors is constantly looking at new/additional services, not just what is being offered in the market-place, but also regularly reviewing services that would allow us to expand our existing offerings. At this point, we do not believe that we are missing any of the core services and therefore have focused on improving and expanding our core services.

With regards to acquisitions we are not a company that makes “big and splashy” acquisitions, however we have made acquisitions over the years that have allowed us to offer new services. As an example, a number of years ago we acquired a company by the name of PacBridge Shipping that allowed us to develop our ocean services. That smaller acquisition led us to incredible talent and a vast array of knowledge that has allowed us to become the largest US based NVOCC shipping goods from Asia into North America.

We have also made and continue to make decisions to internally develop new offerings. An example of this would be our Transcon services where we are able to offer time-definite domestic services to our customers. This service is still in its early stages but we believe we have built something internally that can effectively compete in the marketplace.

We believe that “big and splashy” acquisitions come with a great deal of risk including the amalgamation of cultures and people as well as the integration of systems. These items take a tremendous amount of time and work and tend to lead our management away from what is really important, our staff and customers.

We will continue to develop our products and services and will focus on what is happening in the market and at the same time making sure that Expeditors remains a market leader with appropriate new services. What we will not do is simply make acquisitions because they happen to be in vogue.

8.     Given China’s recent efforts to devalue their currency, can you update us on your gross revenue, net revenue, and operating income exposure to Chinese exports and imports by direction?

Below is an update to the information included in note 10 to our consolidated financial statements included in the Company’s Form 10-K as filed with the SEC on February 26, 2015. Other than the United States, only the People’s Republic of China, including Hong Kong, represents more than 10% of the Company’s total revenue, net revenue, total identifiable assets or equity as noted in the table below.

	Six Months Ended	Years Ended December 31,
	June 30, 2015	2014	2013	2012
Total Revenue	32%	33%	33%	34%
Net Revenues	18%	16%	16%	16%
Identifiable Assets at Year End	15%	14%	14%	17%
Equity	13%	10%	11%	16%

9.     What puts and takes do you see a weaker Yuan having for your business in both the short term and mid-term? You answered a related inquiry in your 8-K for questions submitted through 3/3/2010 (question 25.E), but we thought a fresh perspective would be timely here.

We went back and reviewed our answer from March 3, 2010 and believe that the opinions stated back in 2010 would be the same opinions that we would offer today. Please refer to our Form 8-K filed on March 3, 2010 at www.sec.gov.

With regards to “puts and takes,” a lower Yuan would theoretically lead to lower priced goods being sold from China and higher priced goods being sold to China. It is our belief that this has the potential to grow or possibly stabilize the amount of cargo being exported out of China. When we think about imports into China, we believe an entirely different market exists where the Chinese consumer has more financial wherewithal today than they had 20 years ago, which could have a big impact on their purchase decisions regardless of the Yuan value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 21, 2015	/s/ JEFFREY S. MUSSER
Jeffrey S. Musser, President, Chief Executive Officer and Director

August 21, 2015	/s/ BRADLEY S. POWELL
Bradley S. Powell, Senior Vice President and Chief Financial Officer